Sent via Electronic Delivery to: fcesario@ctiindustries.com

January 13, 2020

Mr. Frank J. Cesario
Chief Financial Officer
CTI Industries Corporation
22160 N. Pepper Road
Lake Barrington, Illinois 60010

Re: CTI Industries Corporation (the "Company")
Nasdaq Symbol: CTIB

Dear Mr. Cesario:

On November 21, 2019, Staff notified the Company that it did not comply with Listing Rule 5550(b) (the "Rule"), which requires a minimum $2,500,000 stockholders' equity, $35,000,000 market value of listed securities, or $500,000 net income from continuing operations. Based on our further review and the materials submitted on January 3 and January 9, 2020, Staff has determined to grant the Company an extension to regain compliance with the Rule, as described below.

On January 3, 2020, the Company entered into a stock purchase agreement (the "Purchase Agreement"), pursuant to which the Company agreed to issue and sell up to 500,000 shares of the Company's newly created Series A Convertible Preferred Stock for aggregate gross proceeds of $5,000,000 (the "Offering") in two separate closings. The first closing occurred on January 13, 2020, with the second closing to occur by March 31, 2020.[1] The Company has requested an extension until March 31, 2020 to close the second tranche and demonstrate compliance with the Rule.

Based on the Company's submission, Staff has determined to grant the Company an extension of time to regain compliance with the Rule. The terms of the extension are as follows: on or before March 31, 2020, the Company must complete the Offering and opt for one of the two following alternatives to evidence compliance with the Rule:

> Alternative 1: The Company must furnish to the SEC and Nasdaq a publicly available report (e.g., a Form 8-K or Form 6-K) including:
>
> 1. A disclosure of Staff's deficiency letter and the specific deficiency(ies) cited;
> 2. A description of the completed transaction or event that enabled the Company to satisfy the stockholders' equity requirement for continued listing;
> 3. An affirmative statement that, as of the date of the report, the Company believes it has regained compliance with the stockholders' equity requirement based upon the specific transaction or event referenced in Step 2; and

[1] Each closing will be for the sale of 250,000 shares of Series A Preferred Stock.

4. A disclosure stating that Nasdaq will continue to monitor the Company's ongoing compliance with the stockholders' equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

Alternative 2: The Company must furnish to the SEC and Nasdaq a publicly available report including:

1. Steps 1 & 2 set forth above;
2. A balance sheet no older than 60 days with pro forma adjustments for any significant transactions or event occurring on or before the report date. The pro forma balance sheet must evidence compliance with the stockholders' equity requirement; and
3. A disclosure that the Company believes it also satisfies the stockholders' equity requirement as of the report date and that Nasdaq will continue to monitor the Company's ongoing compliance with the stockholders' equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

Regardless of which alternative the Company chooses, if the Company fails to evidence compliance upon filing its periodic report for the quarter ended March 31, 2020 with the SEC and Nasdaq, the Company may be subject to delisting. In the event the Company does not satisfy these terms, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff's determination to a Hearings Panel.

If you have any questions, please contact me, at + 1 301 978 8072.

Sincerely,

Rachel Scherr

Rachel Scherr
Associate Director
Nasdaq Listing Qualifications